Exhibit 99

NOVASTAR FINANCIAL, INC.

MONTHLY LOAN ORIGINATION DATA

(dollars in thousands)

(unaudited)

	For the Month Ended July 31,				For the Seven Months Ended July 31,
		As a %		As a %		As a %		As a %
	2006	of Total	2005	of Total	2006 (B)	of Total	2005	of Total
Non-conforming production volume
Non-conforming
Wholesale (A)	$ 889,042	91%	$ 685,515	78%	$ 4,725,768	84%	$ 4,062,720	78%
Correspondent/Bulk	10,783	1%	42,284	5%	322,207	6%	277,569	6%
Retail (C)	73,794	8%	154,470	17%	577,055	10%	847,463	16%
Total non-conforming production volume	$ 973,619	100%	$ 882,269	100%	$ 5,625,030	100%	$ 5,187,752	100%

# of funding days in the month	20		20		146		146
Average originations per funding day	$ 48,681		$ 44,113		$ 38,528		$ 35,533

Retail production volume (C)
Non-conforming
Sold to non-affiliates	$ 2,834	4%	$ 46,525	18%	$ 88,686	11%	$ 482,941	27%
Retained by NMI	73,794	94%	154,470	62%	577,055	75%	847,463	47%
Total non-conforming	76,628	98%	200,995	80%	665,741	86%	1,330,404	74%

Conforming/Government	1,834	2%	49,750	20%	105,879	14%	457,578	26%

Total retail production volume	$ 78,462	100%	$ 250,745	100%	$ 771,620	100%	$ 1,787,982	100%
(A)	Starting in April of 2006 correspondent loans purchased on a flow basis are being included in the wholesale channel. Prior periods have been reclassified to reflect this change.
(B)	Does not include approximately $987 million in bulk purchased MTA loans during the period.
(C)	Branch production volumes are considered a part of our retail operations and are included within the retail production volumes shown above.

NOVASTAR FINANCIAL, INC.

SELECTED NON-CONFORMING LOAN ORIGINATION DATA

(dollars in thousands)

(unaudited)

	For the Month Ended 7/31/2006				For the Month Ended 6/30/2006				For the Month Ended 5/31/2006
	Weighted	Weighted	Weighted		Weighted	Weighted	Weighted		Weighted	Weighted	Weighted
	Average	Average	Average	Percent	Average	Average	Average	Percent	Average	Average	Average	Percent
	Coupon	LTV	FICO	of Total	Coupon	LTV	FICO	of Total	Coupon	LTV	FICO	of Total
Summary by Credit Grade
660 and above	7.75%	84.0%	699	27%	7.64%	83.8%	701	31%	7.71%	82.8%	701	28%
620 to 659	8.76%	84.7%	638	24%	8.66%	83.9%	639	21%	8.52%	83.2%	639	21%
580 to 619	9.16%	83.5%	599	25%	9.11%	83.7%	598	24%	9.04%	83.5%	598	26%
540 to 579	9.60%	81.9%	560	16%	9.47%	81.1%	560	16%	9.43%	81.0%	559	16%
539 and below	10.06%	78.0%	527	8%	9.92%	77.8%	527	8%	9.83%	77.6%	527	9%

	8.82%	83.2%	623	100%	8.69%	82.9%	627	100%	8.70%	82.3%	622	100%

Summary by Program Type
2-Year Fixed	9.41%	83.9%	606	46%	9.28%	83.8%	609	46%	9.21%	82.9%	603	49%
2-Year Fixed Interest-only	8.40%	82.7%	655	13%	8.23%	81.6%	661	12%	8.12%	81.2%	658	12%
3-Year Fixed	8.99%	76.5%	608	0%	8.82%	78.8%	614	1%	8.45%	75.0%	608	1%
3-Year Fixed Interest-only	7.96%	83.0%	657	0%	8.45%	81.7%	657	0%	7.94%	80.7%	648	0%
5-Year Fixed	7.84%	72.2%	657	0%	8.39%	76.8%	632	0%	7.71%	75.4%	653	0%
5-Year Fixed Interest-only	8.19%	75.0%	675	0%	7.39%	73.6%	689	0%	7.46%	74.0%	689	0%
15-Year Fixed	9.66%	83.3%	625	1%	9.51%	83.3%	642	1%	9.51%	78.8%	647	1%
30-Year Fixed	8.73%	78.2%	616	11%	8.60%	77.3%	622	11%	8.55%	76.6%	619	10%
30-Year Fixed Interest-only	8.16%	79.8%	634	0%	7.71%	76.3%	648	1%	8.11%	75.3%	653	1%
Other Products	9.27%	85.5%	627	24%	9.21%	85.7%	629	23%	9.17%	85.6%	632	22%
MTA	1.97%	79.3%	700	5%	1.99%	79.1%	702	5%	1.92%	78.2%	695	4%

	8.82%	83.2%	623	100%	8.69%	82.9%	627	100%	8.70%	82.3%	622	100%
Weighted Average
Coupon Excluding MTA	9.15%				9.03%				8.98%

Note: The origination data on this report includes loans secured by second mortgages.